Exhibit 99.2

Vision-Sciences, Inc. Announces $3.3 Million in Revenue for Fiscal Q1 2010

23% Revenue Growth Over Fiscal Q1 2009

ORANGEBURG, N.Y., August 14, 2009 -- Vision-Sciences, Inc., (Nasdaq:VSCI) (Vision-Sciences) today announced results for its fiscal year 2010 first quarter ended June 30, 2009 (Q1 10).  For Q1 10, revenues were $3.3 million, an increase of $622 thousand, or 23%, over our fiscal year 2009 first quarter ended June 30, 2008 (Q1 09). Loss from operations in Q1 10 was $2.5 million, compared to $3.2 million in Q1 09, a decrease of $761 thousand.

Abbreviated results (in ‘000), except for per share data, for Q1 10 compared to Q1 09 are as follows:

	Q1 10	Q1 09	Difference	%
Sales	$3,318	$2,696	$622	23%
Loss from operations	(2,480)	(3,241)	761	-23%
Net loss	(2,468)	(143)	(2,325)	NM	*
Net loss per diluted share	$(0.07)	$-	$(0.07)	NM	*

* NM = Not Meaningful

Please refer to the attached balance sheet and profit & loss statement for more detail.

The decrease in loss from operations of $761 thousand from Q1 09 to Q1 10 is mainly attributable to a reduction in selling, general and administrative expenses of $209 thousand and a reduction of research and development expenses of $385 thousand.

Our net loss for Q1 10 was $2.5 million, or $0.07 per diluted share, compared to a net loss of $143 thousand which had no appreciable per share impact in Q1 09.  Our net loss for Q1 10 was higher than our net loss in Q1 09 primarily due to the fact that during Q1 09 we received payments and recognized an associated gain totaling $3.2 million (net of expenses) due to us from Medtronic Xomed Inc. (Medtronic) for the sale of our ENT (ear-nose-throat) EndoSheath® disposable product line to them in March 2007.

Medical sales grew from $2.0 million in Q1 09 to $2.6 million in Q1 10, or by 30%, and industrial sales for the same period grew from $696 thousand to $713 thousand, or by 2%.  Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales grew from $695 thousand to $1.2 million, or by 71%;

•	Urology sales grew from $698 thousand to $738 thousand, or by 6%;

•	Bronchoscopy sales were $196 thousand in Q1 10 (our video bronchoscope was launched at the end of Q1 10); and,

•	Repair, peripheral and accessories sales decreased from $607 thousand to $484 thousand, or by 20%.

Net sales detail (in ‘000) for Q1 10 compared to Q1 09 are as follows:

	Q1 10	Q1 09	Difference	%
Medical Sales
ENT and TNE	$1,187	$695	$492	71%
Bronchoscopy	196	-	196	100%
Repair, peripheral & accessories	484	607	(123)	-20%
Total Medical	2,605	2,000	605	30%
Industrial Sales	$713	$696	$17	2%
Total Sales	$3,318	$2,696	$622	23%

Ron Hadani, our President and CEO, stated, "This quarter’s increase in medical sales represents revenue growth across ENT/TNE, urology and our newly launched video bronchoscopy line.  Our ENT/TNE revenue benefitted from the introduction of our new family of fiberscopes, the 4000 Series, the first model of which was released to the ENT market during Q1 10.  The launch of our new video bronchoscopy line, the BRS-5000, used by pulmonologists and other physicians for airway management, has been well received in the market, and our urology revenue continues to increase.  Given that our new ENT fiberscopes and our video bronchoscopes were just launched during Q1 10, we are excited about the growth opportunities of these products in their respective markets.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the SEC. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc.
Katherine Wolf, CFO
845-365-0600

All amounts in the financial statements, except for share and per-share data, are reported in ($000’s), unless otherwise indicated.

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30	March 31,
	2009	2009
ASSETS	( unaudited )
Current assets:
Cash and cash equivalents	$36	$1,975
Short term investments	6,936	7,948
Accounts receivable, net of allowance for doubtful accounts of $293
and $283, respectively	2,503	1,818
Inventories, net	5,523	5,486
Prepaid expenses and deposits	356	397
Current assets of discontinued operations	-	9
Total current assets	15,354	17,633

Property and equipment, at cost:
Machinery and equipment	3,041	3,069
Furniture and fixtures	278	132
Leasehold improvements	228	163
	3,547	3,364
Less—Accumulated depreciation and amortization	1,717	1,576
Total property and equipment, net	1,830	1,788
Other assets, net of accumulated amortization of $80 and $76,
respectively	71	65
Total assets	$17,255	$19,486

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$52	$61
Accounts payable	1,151	1,014
Accrued expenses	1,700	1,966
Current liabilities of discontinued operations	19	6
Total current liabilities	2,922	3,047
Capital lease obligations, net of current portion	28	28
Total liabilities	2,950	3,075

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $.01 par value—
Authorized—5,000 shares
issued and outstanding—none	-	-
Common stock, $.01 par value—
Authorized—50,000 shares
issued and outstanding—36,854 shares and 36,818
shares at June 30, 2009 and March 31, 2009, respectively	369	368
Additional paid-in capital	80,392	80,031
Accumulated deficit	(66,456)	(63,988)
Total stockholders’ equity	14,305	16,411
Total liabilities and stockholders’ equity	$17,255	$19,486

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008*

Net sales	$3,318	$2,696
Cost of sales	2,530	2,047
Gross profit	788	649

Selling, general and administrative expenses	2,482	2,691
Research and development expense	786	1,171
Restructuring charge	-	28
Loss from operations	(2,480)	(3,241)

Interest income	50	79
Interest expense	-	(14)
Gain on sale of product line, net of direct costs	-	3,230
Loss on equity investment	(28)	-
(Loss)/income before provision for income taxes	(2,458)	54
Provision for income taxes	10	9
(Loss)/income before discontinued operations	(2,468)	45
Loss from discontinued operations, including
loss on disposal of BEST DMS	-	(188)
Net loss	$(2,468)	$(143)

Basic and diluted loss per common share:
From continuing operations	$(0.07)	$-
From discontinued operations	-	-
Net loss per common share - basic and diluted	$(0.07)	$-
Shares used in computing net loss
per common share	36,854,001	36,661,899

* The quarter ending June 2008 results were adjusted to reflect discontinued operations of our health services segment